UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2007

Commission file number: 0-23687

STOCKGROUP INFORMATION SYSTEMS INC.
(Exact name of small business issuer as specified in its charter)

Colorado	84-1379282
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Suite 500-750 West Pender Street, Vancouver, British Columbia, V6C 2T7 (Address of principal executive offices)

(604) 331-0995
(Issuer's telephone number)

_____________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 16, 2007 Stockgroup Information Systems Inc. (the “Company”) issued a press release announcing it has entered into a private financing agreement with Jennings Capital Inc. and including Cormark Securities Inc., to issue, on a ‘bought deal’ basis, 3,333,334 common shares at C$1.50 (US$1.32) per share for total gross proceeds of C$5.0 million (US$4.4 million).

The financing is scheduled to close on or about May 15, 2007 and is subject to regulatory approval and completion of definitive documentation. The common shares will be subject to a 4 month hold period in

Canada. The common shares have not been and will not be registered under the United States Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States, or to persons in the United States, unless registered or an exemption from such registration is available. The underwriter shall have the right to conduct formal “due diligence” investigations prior to the execution of an underwriting agreement. Underwriter fees of 6% of gross proceeds and agents’ warrants equal to 6% of common shares issued, entitling the agent to acquire one common share at a price of $1.50 per share at any time before 12 months of the closing date are payable at completion.

Completion of the financing is subject to TSX Venture Exchange approval and normal bought deal conditions to close.

Item 9.01. Financial Statements and Exhibits

Exhibit:

99.1	Press Release dated April 16, 2007 entitled “Stockgroup Announces ‘Bought Deal’ Financing.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STOCKGROUP INFORMATION SYSTEMS INC.

By: /s/ Susan Lovell

Susan Lovell
Chief Financial Officer
Date: April 18, 2007